EXHIBIT 99.1



                                 July 1, 2002



Securities and Exchange Commission
Washington, D.C.


     Arthur Andersen SpA has represented to Bion Environmental Technologies, Inc. that its audit was subject to the firm's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of U.S. national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                              Sincerely,

                              BION ENVIRONMENTAL TECHNOLOGIES, INC.


                              By: /s/ David Fuller
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                                  David Fuller, Principal Accounting Officer